Exhibit 10.46

Description of Compensation Arrangements for Independent Directors

Effective June 1, 2012, which will be the start of the Board’s annual pay cycle, Marsh & McLennan Companies, Inc. (the “Company”) will compensate its independent directors as follows:

Basic Annual Retainer. All independent directors will receive a basic annual retainer of $100,000. Under the terms of the Company’s Directors’ Stock Compensation Plan, directors may elect to receive the basic annual retainer in cash, common stock or a combination thereof.

Annual Stock Grant. On June 1 of each year, all independent directors will receive an annual grant of the Company’s common stock with a market value of $120,000 on the grant date.

Supplemental Annual Retainers for Audit and Compensation Committee Chairs. The chairs of the Board’s audit and compensation committees will each receive a supplemental annual cash retainer of $25,000.

Supplemental Annual Retainers for Committee Chairs. The chairs of the Board’s compliance, finance, directors and governance and corporate responsibility committees will each receive a supplemental annual cash retainer of $15,000.

Supplemental Annual Retainer for Non-Executive Chairman. The Board’s independent chairman will receive a supplemental annual retainer of $200,000. The independent chairman may elect to receive this amount in cash, common stock or a combination thereof.